NORTHERN LIGHTS FUND TRUST
OPERATING EXPENSES LIMITATION AGREEMENT

ALTEGRIS MANAGED FUTURES STRATEGY FUND

ALTEGRIS MACRO STRATEGY FUND

ALTEGRIS FUTURES EVOLUTION STRATEGY FUND

ALTEGRIS EQUITY LONG SHORT FUND

ALTEGRIS FIXED INCOME LONG SHORT FUND

ALTEGRIS MULTI-STRATEGY ALTERNATIVE FUND

ALTEGRIS/AACA REAL ESTATE LONG SHORT FUND

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 17th day of June, 2010, as revised March 23, 2011, August 18, 2011, March 28, 2012, May 1, 2012, September 26, 2012, November 14, 2012, March 28, 2013, July 16, 2013, September 1, 2013, September 24, 2013, October 10, 2013 and November 1, 2013 by and between NORTHERN LIGHTS FUND TRUST, a Delaware statutory trust (the “Trust”), on behalf of Altegris Managed Futures Strategy Fund, Altegris Macro Strategy Fund, Altegris Futures Evolution Strategy Fund, Altegris Equity Long Short Fund, Altegris Fixed Income Long Short Fund, Altegris Multi-Strategy Alternative Fund and Altegris/AACA Real Estate Long Short Fund (the “Funds”) a series of the Trust, and the adviser of the Funds, Altegris Advisors, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of a prior Investment Advisory Agreement between the Trust and the Adviser dated as of the 17th day of June, 2010, as revised March 23, 2011, August 18, 2011, March 28, 2012 and September 26, 2012 and current Investment Advisory Agreement dated September 1, 2013 and revised as of September 24, 2013, and November 1, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Adviser hereby agrees to limit the Funds’ current Operating Expenses to an annual rate, expressed as a percentage of the Funds’ average annual net assets, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Funds, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds, is defined to include all expenses necessary or appropriate for the operation of the Funds and including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-l fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, interest, brokerage fees and commissions, swap and structured note fees and expenses, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes, short selling expenses, expenses incurred in connection with any merger or reorganization, indirect expenses, expense of Underlying Pools in which a Fund may invest, or extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in future years on a rolling three year basis, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

4. Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least January 31, 2015, unless sooner terminated as provided in Paragraph 5 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund listed in Appendix A, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate, with respect a the Fund listed in Appendix A if the Investment Advisory Agreement for such Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for the Fund.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS FUND TRUST	Altegris Advisors, LLC

on behalf of Altegris Managed Futures Strategy Fund, Altegris Macro Strategy Fund, Altegris Futures Evolution Strategy Fund, Altegris Equity Long Short Fund, Altegris Fixed Income Long Short Fund, Altegris Multi-Strategy Alternative Fund and Altegris/AACA Real Estate Long Short Fund

By: /s/ Andrew Rogers	By: /s/ Ken McGuire
Name: Andrew Rogers	Name: Ken McGuire
Title: President	Title: Chief Operating Officer

Appendix A

Revised as of November 1, 2013

Fund

Operating Expense Limit

Altegris Managed Futures Strategy Fund

Class A

1.90%

Class C

2.65%

Class I

1.65%

Class O

1.90%

Altegris Macro Strategy Fund

Class A

1.94%

Class C

2.69%

Class I

1.69%

Class N

1.94%

Altegris Futures Evolution Strategy Fund

Class A

1.94%

Class C

2.69%

Class I

1.69%

Class N

1.94%

Altegris Equity Long Short Fund

Class A

2.24%

Class C

2.99%

Class I

1.99%

Class N

2.24%

Altegris Fixed Income Long Short Fund

Class A

2.24%

Class C

2.99%

Class I

1.99%

Class N

2.24%

Altegris Multi-Strategy Alternative Fund

Class A

1.75%

Class C

2.50%

Class I

1.50%

Class N

1.75%

Altegris/AACA Real Estate Long Short Fund

Class A

1.80%

Class C

2.55%

Class I

1.55%

Class N

1.80%